UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 15, 2005
(Date of Report/Date of earliest event reported)
PHELPS DODGE CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)
(602) 366-8100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On November 15, 2005, Phelps Dodge Corporation, a New York corporation (the “Company”), and Phelps Dodge Industries, Inc., a wholly-owned subsidiary of the Company and a Delaware corporation (Phelps Dodge Industries, Inc. and the Company together, “Phelps Dodge”), entered into an Asset and Stock Purchase Agreement (the “Purchase Agreement”) with Rea Magnet Wire Company, Inc., a Delaware corporation (“Rea”), pursuant to which Phelps Dodge will sell substantially all its North American magnet wire assets to Rea. Rea is a producer of magnet and bare wire and is a current customer of Phelps Dodge.
     The transaction is subject to customary closing conditions, including regulatory approvals.
     Other material terms of this transaction are described in a press release issued by the Company on November 16, 2005 and attached hereto as Exhibit 99.1.
ITEM 2.06 MATERIAL IMPAIRMENTS
     In connection with the transaction contemplated in the Purchase Agreement described in Item 1.01, on November 15, 2005, Phelps Dodge determined that an impairment charge was required and expects to recognize an after-tax impairment charge of approximately $7 million for its fixed assets. The amount of the charge is based on preliminary estimates and is subject to change based upon the actual fourth quarter results of Phelps Dodge.
     The after-tax impairment charge is included in the net after-tax loss on the transaction discussed in the press release attached hereto as Exhibit 99.1, and will be recognized in the quarter ended December 31, 2005, together with approximately $5 million of net after-tax losses principally associated with employee-related costs for early retirement benefits, and for severance benefits that are primarily dependent on future employment decisions to be made by Rea. The balance of the net after-tax loss will be recorded at or subsequent to the close of the transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press Release of Phelps Dodge Corporation, dated November 16, 2005, announcing the signing of the Asset and Stock Purchase Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)
By:	/s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

Date: November 17, 2005

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Press release, dated November 16, 2005.

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